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                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of this 3lst day of March 1995, by and between FOOTHILL INDEPENDENT BANK, a California banking corporation (the "Bank"), and GEORGE E. LANGLEY ("Langley").

                                 R E C I T A L S

         A. Langley is currently, and for the past three years has been, employed as President and Chief Executive Officer of the Bank under an Employment Agreement dated as of April 1, 1992 (the "Prior Agreement").

         B. The Bank desires to employ Langley as its President and Chief Executive Officer an additional three year period beginning on April 1, 1995 and continuing to and including March 31, 1998, and Langley desires to accept such employment, pursuant to the terms and provisions of this Agreement which shall supersede the Prior Agreement.

                                A G R E E M E N T

         NOW, THEREFORE, in consideration of the foregoing premises and the covenants and agreements of the parties hereinafter set forth, the parties hereto agree as follows:

         1.      EMPLOYMENT

                 For the Employment Term, as hereinafter defined, the Bank hereby agrees to employ Langley as President and Chief Executive Officer of the Bank, and Langley hereby agrees to serve the Bank in such capacities. In this connection, Langley agrees during the Employment Term (i) to devote substantially all of his business time and energies to the business and affairs of the Bank, (ii) to use his best efforts, skills, judgment and abilities to diligently manage the Bank and promote the Bank's interests, (iii) to perform loyally and conscientiously the services and acts customarily performed by a president of an independent bank, and (iv) to perform such other services, in the manner aforesaid, as the Board of Directors of the Bank may from time to time assign to him; provided, however, that such services shall at all times be commensurate with the duties of a president and chief executive of an independent bank.

         2.      EMPLOYMENT TERM

                 (a) In General. The term of Langley's employment under this Agreement (the "Employment Term") shall commence effective as of April 1, 1995 (the "Effective Date"), and shall continue until the earliest to occur of the following: (i) the death of Langley; or (ii) termination of Langley's employment by the Bank's Board of Directors for cause as defined in subsection (b) hereof, or without cause; or (iii) Langley's resignation or retirement as permitted or called for pursuant to Section 3(g) below, or (iv) March 31, 1998.


                                  EXHIBIT 10.19
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                 (b) Definition of "Cause". As used herein, the term "cause"
shall mean (i) Langley's willful and material breach or neglect of the duties or of the obligations required of him expressly by the terms of this Agreement which continues for thirty (30) days after the Board of Directors of the Bank has given written notice to Langley of such breach or neglect stating with specific particularity the nature thereof; or (ii) in the event Langley is charged by any federal, state or local authority with an act of dishonesty, an act involving public ridicule or moral turpitude, an act constituting a felony, or narcotics addiction, or habitual intemperance, and Langley is either convicted or enters a plea of guilty or nolo contendere with respect to any such charge; or (iii) Langley's commission of fraud, embezzlement or misappropriation, whether or not a criminal or civil charge is filed in connection therewith; or (iv) a federal or state bank regulatory agency or court of law issues an order the effect of which is to require Langley's employment or association with the Bank to be terminated and such order has become final and nonappealable.

                 (c) Renewal. Not later than October 31, 1997, the Bank and Langley shall notify each other whether they desire to renew or extend this Agreement and, if so, the parties shall endeavor to reach agreement on terms for extending the Agreement beyond the expiration date hereof of March 31, 1998.

         3.      COMPENSATION

                 (a) Basic Salary. From and after the Effective Date and during the Employment Term, Langley shall receive as basic compensation from the Bank an annual salary of Two Hundred Thousand Dollars ($200,000), which shall be payable each year in twenty-four (24) equal semi-monthly installments, each in the amount of Eight Thousand Three Hundred Thirty-Three and 33/100 Dollars ($8,333.33), on the fifteenth (15th) and last days of each month, or, if any such date falls on a holiday or weekend, the business day next preceding such date.

                 (b) Adjustments to Basic Compensation. On April 1, 1996 (the "Adjustment Date"), Langley's basic salary, as set forth in subsection 3(a) above, shall be increased for and in the same proportion as the increase, subsequent to March 31, 1995, in the Consumer Price Index for Urban Wage Earners in the Los Angeles-Long Beach Area ("CPI"), but not to exceed twelve percent (12%). On each succeeding anniversary of the Adjustment Date during the Employment Term, the basic salary, as previously adjusted and in effect on the day immediately preceding such anniversary date, shall be further increased for and in the same proportion as the increase in the CPI during the immediately preceding twelve (12) months, but not to exceed twelve percent (12%). In the event publication of the CPI is discontinued during the Employment Term, the parties shall utilize for purposes hereof such other index or indices as are generally accepted in the business community as being the most equivalent index or indices to the CPI. In addition, subject to the approval of its Board of Directors, the Bank may further increase Langley's basic salary hereunder at any time or times during the term of this Agreement.


                 (c) Incentive Plans and Bonuses. Langley shall be entitled to participate fully and at a level commensurate with his position as President and Chief Executive Officer of the


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Bank in any incentive compensation, deferred compensation, profit sharing, salary bonus, and stock option, stock purchase or stock ownership plan or plans which may now exist or be adopted hereafter by the Bank or by Foothill Independent Bancorp, which owns 100% of the Bank's Common Stock ("Bancorp"), or any successor to the Bank or the Bancorp. Langley also may be awarded discretionary bonuses by the Board of Directors of the Bank.

                 (d) Fringe Benefits. During the Employment Term, the Bank shall
(i) provide Langley with, and pay the premiums for, life, medical and disability insurance policies, of the types and in the amounts set forth in Exhibit A hereto, in which Langley shall be the named insured in the case of the life and disability insurance and Langley and his dependents shall be the named insureds under the medical insurance; (ii) furnish Langley other fringe benefits customarily afforded to all executive officers of the Bank, including, but not limited to, paid vacation, which in Langley's case shall be four (4) weeks each calendar year during the Employment Term, and paid sick leave without the loss of either salary or other compensation.

                 (e) Effect of Termination. If Langley's employment is terminated due to the death of Mr. Langley, then, notwithstanding anything to the contrary herein contained, Mr. Langley's spouse and dependent children shall be entitled receive (i) all of Langley's salary that was accrued but unpaid as of the date of his death, (ii) the bonuses and incentive compensation that Langley would, but for such termination of employment, have received thereafter for or in respect of services rendered by him to the Bank for periods prior to such termination, but in no event less than the result obtained by multiplying the amount of bonus or incentive compensation he received for services rendered to the Bank in the year immediately preceding the year in which his death occurred by the number of months that he served during the year of his death, and (iii) until three (3) years after Mr. Langley's death, dependent coverage, without charge, under the Bank's medical, dental and health insurance programs. If this Agreement or Langley's employment is terminated prior to March 31, 1998 by the Bank, or any successor thereto, for any reason that does not constitute cause (as cause is defined above), then, without limiting any other rights or remedies Langley may have by reason of such termination, Langley shall be entitled to receive (i) for each calendar year that ends during the period from the effective date of such termination through December 31, 1997, the bonuses and incentive compensation that Langley would, but for such termination, have received for each of such years had he remained in the employ of the Bank to March 31, 1998, but in no event shall the bonus and incentive compensation that is payable for each of such calendar years be less than the bonuses and incentive compensation that he earned for the calendar year immediately preceding the calendar year in which such termination occurs, and (ii) until the third (3rd) anniversary of the March 31st immediately preceding the date of such termination, all salary and fringe benefits which he would have received under this Agreement as and when the same would have become due hereunder had there been no such termination and this Agreement had been continued in effect until such third anniversary; and Langley shall have no obligation to seek other employment or otherwise mitigate the obligations of the Bank hereunder or its damages for wrongful termination. Accordingly, by way of example, if Langley's employment were to be terminated by the Bank without cause on June 1, 1996, he would be entitled to receive (i) the bonuses and any other incentive compensation that he would have received for calendar year 1996 and calendar year 1997 had he remained in the employ of the Bank through March


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31, 1998, with such bonuses and incentive compensation to be payable at the same times that they would have been paid had there been no such termination of his employment, provided that if, by way of this example, the aggregate amount of the bonuses and incentive compensation Langley received for 1995 were to have been greater than the amount of the bonuses and incentive compensation that would otherwise have been paid to Langley for calendar year 1996 or for calendar year 1997 under the bonus and/or incentive compensation programs for such year, then, he would receive, as his bonus and incentive compensation for such calendar year, an amount equal to the aggregate amount of the bonuses and incentive compensation he received for 1995, instead; and (ii) the base annual salary and the fringe benefits he was receiving at the time of such termination, for the three year period ending March 31, 1999, provided that during such three year period his base annual salary shall be adjusted as provided in Section 3(b) above.

                 (f) Changes in Control. If there occurs a change in the ownership of a majority of the outstanding shares of the Bank or Bancorp, whether as a result of a merger of the Bank or the Bancorp with another corporation or bank, or a sale by the Bank or Bancorp of new shares, or a tender offer for its existing shares or otherwise (a "Change in Ownership"), or there occurs a sale or transfer of substantially all of the assets of the Bank or the Bancorp (a "Sale of Assets"), and Langley resigns as the President and Chief Executive Officer of the Bank within 12 months after the Change in Ownership or Sale of Assets, then Langley shall be entitled to continue to receive, until the date which is the first anniversary of such resignation, all salary and fringe benefits which he would have received under this Agreement had there been no such Change in Ownership or Sale of Assets and no such resignation and this Agreement had remained in effect until such first anniversary, together with an amount equal to the greater of (i) the bonuses and incentive compensation he received from the Bank for services he rendered in the calendar year preceding the Change in Ownership, or (ii) the bonuses and incentive compensation that he would, but for such resignation, have received for such 12 month period following his resignation under bonus and incentive plans in effect for officers of the Bank during such 12-month period, and he shall have no obligation to seek other employment or otherwise mitigate the obligations or liabilities of the Bank hereunder. For purposes hereof, if Langley resigns from the Bank's employ following a reduction in his compensation, a change in his position with the Bank or a reduction in his authority after the occurrence of a Change in Ownership or Sale of Assets, such resignation shall be deemed to be a termination of his employment without cause and shall be governed by Section 3(e) above.

                 (g) Resignation and Termination with Cause. At any time during the term of this Agreement, Langley may, effective on ninety (90) days prior written notice to the Bank, elect to resign his employment with the Bank, except that any resignation pursuant to Section 3(f) above shall be effective on thirty
(30) days' prior notice. In addition, the Bank may require Langley to resign in the event of his disability, as hereinafter defined. Except in the case of a resignation under Section 3(f) above, in the event of any voluntary resignation by Langley, or a resignation required as a result of his disability, or in the event of a termination of Mr. Langley's employment with cause (as cause is defined in Section 2(b) above), all salary and bonuses for periods after the effective date of such resignation shall cease. However, if and for so long as Langley, during the period ending on the later of March 31, 1998, or the first anniversary of the effective date of such resignation or termination with cause, refrains from accepting employment


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from, and from providing consulting or advisory services to, any competing banking or depository institution (as defined hereinafter), then, for such period (i) Langley, his spouse and dependent children shall be entitled to participate, without charge, in all life, medical, dental and disability insurance programs of the Bank or Bancorp in which they were participating at the time notice of such resignation was given by Langley to the Bank or Langley's employment was terminated for cause; and (ii) only in the event of a resignation to which this Section 3 (g) applies, Langley shall continue to be entitled to use the automobile referenced in subsection 4(a) below, without charge. As used herein, the term "disability" shall mean a physical or mental illness or other physical or mental condition which to a significant and substantial extent prevents Langley from performing his duties hereunder for a period of one hundred eighty (180) consecutive days. For purposes hereof, a competing bank or depository institution shall mean any bank, savings and loan association, thrift and loan company or credit union that operates a full service office, at which it makes loans and accepts deposits, located within a 40-mile radius of any banking office being operated by the Bank at the time such resignation or termination for cause becomes effective.

         4.      BUSINESS RELATED REQUIREMENTS

                 (a) In order to enable Langley to adequately perform his duties as President and Chief Executive Officer of the Bank, which shall include, but shall not be limited to, representation of the Bank at business, civic and social functions and meetings in Southern California, the Bank shall furnish Langley, and Langley shall have the right to exclusive use of, the automobile described in Exhibit B hereto and the Bank shall pay for all expenses associated with or arising from such use during the term hereof, including insurance, gasoline and maintenance costs.

                 (b) The Bank will promptly reimburse Langley for all reasonable business expenses incurred by him in promoting the business of the Bank, including expenditures for business promotion, entertainment and travel, provided that Langley furnishes to the Bank adequate records and other documentary evidence of such costs.

         5.      OBLIGATIONS OF LANGLEY

                 In addition to performing the duties and obligations enumerated elsewhere herein, Langley agrees as follows:

                 (a) Non-Competition. During the term of this Agreement, Langley shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Bank.

                 (b) Trade Secrets. Langley, during the term of employment under this Agreement, will have access to and become acquainted with various trade secrets consisting of devices, secret inventions, processes and compilations of information, records and specifications


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which are owned by the Bank and which are regularly used in the operation of the business of the Bank. Langley shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, either during the term of this Agreement or any time thereafter, except as required in the course of his employment hereunder. All files, records, documents, drawings, specifications, equipment and similar items relating to the business of the Bank, whether prepared by Langley or otherwise coming into his possession, shall remain the exclusive property of the Bank.

         6.      REMEDIES

                 (a) Unique Character of Langley's Service. Langley recognizes and acknowledges that the services to be rendered by him to the Bank are of a special and unique character, that the Bank has made a substantial investment in the business with which Langley has been and will be involved, and that the restrictions on Langley's activities as contained in this Agreement are required for the Bank's reasonable protection. Langley agrees that, in the event of a breach of this Agreement by Langley, the Bank, in addition to any other rights or remedies it may possess hereunder, will be entitled, if it so elects, to institute and prosecute proceedings in equity and to obtain injunctive relief to enjoin Langley from engaging in any activity in violation hereof, and to initiate and prosecute proceedings at law in order to recover damages sustained by the Bank as a result of any such violation or breach of this Agreement by Langley.

                 (b) Non-Waiver. Failure on the part of either party to complain of any action or non-action, breach or default on the part of the other, no matter how long the same may continue, shall never be deemed to be a waiver by such party of any of his or its rights or remedies hereunder, at law or in equity. Further, it is covenanted and agreed that a waiver at any time of any provision hereof shall not be construed as a waiver at any subsequent time of the same provision.

                 (c) Cumulation of Remedies. Any and all remedies herein expressly conferred upon any party to this Agreement shall be deemed cumulative with, and not exclusive of, any other remedy conferred hereby or by any law, and the exercise of any one remedy shall not preclude the exercise of any other remedy.

         7.      GENERAL PROVISIONS

                 (a) Notice. Any and all notices or demands in connection with this Agreement ("notice") shall be in writing served either personally, by certified mail, return receipt requested, or by telegraph at the addresses specified hereinbelow or at such other addresses as the parties hereto shall from time to time designate in writing. If any notice is mailed, service shall be conclusively deemed made forty-eight (48) hours after the deposit thereof in the United States mail, postage prepaid, addressed pursuant to the provisions of this Subsection 7(a). If served by telegraph, service shall be conclusively deemed made at the time that the telegraphic agency shall confirm to the sender delivery thereof to the addressee. Addresses for notices are as follows:


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                 If to the Bank:

                          Foothill Independent Bank
                          510 South Grand Avenue
                          Glendora, California 91741

                          Attention:  Chairman of the Board of Directors

                 If to Langley:

                          To Mr. George E. Langley's principal residence, the address of which is set forth in the Bank's employment records.

Either party may change his or its address for purposes hereof by giving notice thereof to the other party in the manner hereinabove provided.

                 (b) Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof and no changes in, additions to or modifications of this Agreement shall be valid unless set forth in writing and signed by each of the parties. This Agreement, however, does not supersede (i) any agreements that the Bank or the Bancorp has entered into with Langley pursuant to any stock option or any incentive or bonus compensation or other employee benefit plans or programs maintained by the Bank or Bancorp or (ii) that certain Indemnification Agreement between the Bancorp and Langley entered into in August 1988.

                 (c) Assignability; Parties in Interest. This Agreement is personal in nature and may not be assigned or transferred, whether voluntarily or by operation of law. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and assigns.

                 (d) Captions. The captions used in this Agreement are intended solely for convenience of reference and shall not be deemed in any manner to amplify, limit, modify or otherwise be used in the construction or interpretation of, any of the provisions hereof.

                 (e) Gender. As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural number, shall be deemed to include the others whenever the context so indicates or requires.

                 (f) Severability. Any provisions of this Agreement which may be prohibited by law or otherwise held invalid shall be ineffective only to the extent of such prohibition or invalidity and shall not invalidate or otherwise render ineffective the remaining provisions of this Agreement.

                 (g) Legal Action and Fees. In the event of any controversy, claim or dispute between the parties hereto arising out of or relating to this Agreement, the prevailing party shall


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be entitled to recover its or his reasonable expenses, including, but not by way of limitation, reasonable attorneys' fees, from the non-prevailing party.

                 (h) Governing Law. This Agreement, including, but not by way of limitation, its existence, validity, construction and operational effect, and the rights of each of the parties hereto shall be determined in accordance with the laws of the State of California.

                 (i) Duplicate Originals. This Agreement may be fully executed in any number of duplicate originals, all of which shall be considered one and the same Agreement.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

                                     FOOTHILL INDEPENDENT BANK

                                     By:      /s/William V. Landecena
                                                 -------------------------------
                                                 WILLIAM V. LANDECENA

                                              /s/George E. Langley
                                                 -------------------------------
                                                 GEORGE E. LANGLEY


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